UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 8, 2008
PETROHAWK ENERGY CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	001-33334	86-0876964

(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5600
Houston, Texas	77002

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (832) 204-2700

(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On May 8, 2008, Petrohawk Energy Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”), pursuant to which the Company sold an aggregate of 25,000,000 shares of its common stock, $0.001 par value (the “Common Stock”) to the several underwriters named in the Underwriting Agreement (the “Underwriters”). Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 3,750,000 shares of Common Stock at the public offering price less underwriting discounts and commissions.
     The Company expects that closing of the transaction under the Underwriting Agreement will occur on or about May 13, 2008, subject to customary closing conditions. The net proceeds from the sale of the common stock sold (excluding common stock potentially to be sold pursuant to the Underwriters’ option to purchase additional shares) are estimated to be approximately $632.4 million (after deducting underwriting discounts and commissions and estimated expenses).
     A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1, is incorporated herein by reference and is hereby filed. The description of the Underwriting Agreement in this report is a summary and is qualified in its entirety by the terms of the Underwriting Agreement.
     On May 9, 2008, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with the several initial purchasers named therein (the “Initial Purchasers”) to issue and sell, and Lehman Brothers Inc. has agreed, on behalf of the Initial Purchasers, to purchase, $500 million aggregate principal amount of 7 7/8% Senior Notes due 2015 (the “Notes”) in accordance with a private placement conducted pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be sold to investors at 100% of the aggregate principal amount of the Notes. The net proceeds from the sale of the Notes are estimated to be approximately $489.5 million (after deducting the Initial Purchasers discounts and estimated offering expenses, including commissions). The Notes are expected to be issued under an indenture to be dated May 13, 2008.
     The Purchase Agreement provides that the holders of the Notes will be entitled to the benefits of a registration rights agreement, pursuant to which the Company will agree to file a registration statement with the Securities and Exchange Commission registering an exchange of notes or a resale of the Notes under the Securities Act under certain conditions.
     The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby the Company and certain of its guarantor subsidiaries, on the one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities.
     A copy of the Purchase Agreement is attached hereto as Exhibit 1.2, is incorporated herein by reference and is hereby filed. The description of the Purchase Agreement in this report is a summary and is qualified in its entirety by the terms of the Purchase Agreement.

Item 8.01.	Other Events.
     Attached hereto as Exhibit 99.1, and incorporated herein by reference, is a press release we issued dated May 9, 2008, regarding the pricing of the Company’s private placement of senior notes due 2015.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits. The following exhibits are filed as part of this current Report on Form 8-K:

Exhibit No.	Item

1.1
Underwriting Agreement, dated May 8, 2008, among the Company and Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., BMO Capital Markets Corp., RBC Capital Markets Corporation, Jefferies & Company, Inc., and UBS Securities LLC.

1.2
Purchase Agreement dated May 9, 2008, among the Company and Lehman Brothers Inc., on behalf of Lehman Brothers Inc., J.P. Morgan Securities Inc., Merrill Lynch, Piece Fenner & Smith Incorporated, BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, Citigroup Global Markets Inc., BMO Capital Markets Corp., RBC Capital Markets Corporation, and Wells Fargo Securities, LLC.

5.1	Opinion of Thompson & Knight LLP as to the validity of the Common Shares.

23.1	Consent of Thompson & Knight LLP (included in exhibit 5.1)

99.1	Press Release of Petrohawk Energy Corporation dated May 9, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROHAWK ENERGY CORPORATION
Date: May 12, 2008	By:	/s/ Mark J. Mize
Mark J. Mize
Executive Vice President, Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Item

1.1
Underwriting Agreement, dated May 8, 2008, among the Company and Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., BMO Capital Markets Corp., RBC Capital Markets Corporation, Jefferies & Company, Inc., and UBS Securities LLC.

1.2
Purchase Agreement dated May 9, 2008, among the Company and Lehman Brothers Inc., on behalf of Lehman Brothers Inc., J.P. Morgan Securities Inc., Merrill Lynch, Piece Fenner & Smith Incorporated, BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, Citigroup Global Markets Inc., BMO Capital Markets Corp., RBC Capital Markets Corporation, and Wells Fargo Securities, LLC.

5.1	Opinion of Thompson & Knight LLP as to the validity of the Common Shares.

23.1	Consent of Thompson & Knight LLP (included in exhibit 5.1)

99.1	Press Release of Petrohawk Energy Corporation dated May 9, 2008.

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